Exhibit 99.1
Cardiac Science Announces Q4 and Full Year 2009 Results
Q4 Revenue of $42.2 Million Exceeds Guidance
Bothell, WA – March 11, 2010 – Cardiac Science Corporation [NASDAQ: CSCX], a global leader in automated external defibrillator (AED) and diagnostic cardiac monitoring devices, today announced its financial results for the fourth quarter and the full year ended December 31, 2009.
Revenue for the fourth quarter of 2009 was $42.2 million, down 17% from the fourth quarter of 2008, but up 8% sequentially from the third quarter of 2009. Revenue for 2009 was $156.8 million, down 24% from 2008.
“We were pleased that fourth quarter revenue was stronger than our guidance and we surpassed our expectations in sales of both AEDs and monitoring products. This bodes well for our ability to drive revenue growth once we get through our current quality and regulatory challenges,” said Dave Marver, president and chief executive officer.
In the fourth quarter of 2009, the Company recorded a $2.5 million charge to cost of revenues relating to a previously announced voluntary recall of approximately 12,200 AEDs manufactured between October 2009 and January 2010. Including this charge, the Company recorded a net loss for the quarter of $7.8 million, or $0.33 per share.
Fourth Quarter Financial Results
Revenue of $42.2 million for the fourth quarter represented a decrease of 17% compared to revenue of $51.1 million reported in the fourth quarter of 2008. Cardiac monitoring revenue was $13.2 million and defibrillation products revenue was $24.5 million for the quarter. As anticipated, AED sales in Japan were approximately $5.8 million less than in the comparable period in 2008, due primarily to market weakness and a competing AED product introduction by the Company’s current exclusive distribution partner. North American AED sales were comparable to the fourth quarter of 2008 and AED sales in the rest of the world, excluding Japan, were up 9%. Cardiac monitoring revenue decreased 22% compared to the fourth quarter of the prior year, driven by slowed demand in the hospital and physician office markets.
Including a $2.5 million charge relating to the voluntary recall noted above, fourth quarter gross margin was 41.9%. Excluding this charge, pro forma gross margin would have been 47.8%, a decrease from reported fourth quarter 2008 gross margin, which was 50.9%. This decrease was due primarily to diseconomies of scale resulting from lower volumes, changes in product mix and increased component costs in certain products.
Operating expenses for the quarter were $24.8 million, a decrease from $131.7 million during the fourth quarter of 2008, which included a pre-tax charge of $107.7 million related to the impairment of all previously acquired goodwill. Excluding the prior year goodwill impairment charge, 2009 operating expenses were up slightly over the prior year, due primarily to increased spending on regulatory affairs and quality assurance functions, which are included in general and administrative expenses.
Inclusive of the $2.5 million charge relating to the voluntary recall of certain of the Company’s AEDs, the Company reported a net loss of $7.8 million, or $0.33 per share in the fourth quarter of 2009.
EBITDA was negative $6.3 million for the quarter. Adjusted EBITDA, which excludes stock-based compensation expense and the costs relating to the voluntary recall of certain AEDs, was negative $3.0 million.
The Company reported net cash used in operations of $4.1 million for the fourth quarter. This net use of cash resulted primarily from $5.8 million of cash expenditures during the quarter related to the voluntary field software update, which was announced in November 2009. The Company had $26.9 million in cash and cash equivalents as of December 31, 2009, down from $31.6 million at the end of the third quarter.
Full Year 2009 Financial Results
Revenue for 2009 was $156.8 million, down 24% from 2008. The decrease was due primarily to reduced AED sales in Japan and the effects of the weakened global economy on demand for our products.
In 2009, in addition to the $2.5 million voluntary recall charge recorded in the fourth quarter, the Company recorded a charge of $18.5 million for a voluntary AED field software update and a non-cash charge of $42.2 million to increase its valuation allowance against deferred income tax assets. Including these charges, the Company reported a net loss for the year of $77.0 million, or $3.31 per share.
EBITDA for 2009 was negative $28.3 million and Adjusted EBITDA, which excludes stock-based compensation expense and the costs relating to the voluntary corrective actions noted above, was negative $4.7 million.
The Company reported net cash used in operations of $4.9 million for 2009.
Marver continued, “Our results for the quarter and year are reflective of a challenging period for the medical equipment business, compounded by a series of enterprise-specific challenges for Cardiac Science, including the erosion of our AED franchise in Japan and the costs associated with our voluntary corrective actions. These obstacles did not deter us from making progress toward turning the Company around and positioning ourselves for better performance in 2010 and beyond.”
2009 Highlights
During 2009, the Company made significant progress in transforming and positioning itself for improved performance:
•	Several new leaders were recruited to join Cardiac Science, including a new CEO, new sales leadership, new R&D and operations leadership, a new general counsel and a new IT leader. All of these individuals have the skills and experience to guide Cardiac Science into a significantly larger organization.

•	The Company effected widespread operational improvements. These included dramatically improved R&D productivity, stronger Quality and Regulatory systems, new IT systems, and new Sales and Marketing capabilities.

•	The Company was very active in Corporate Development during 2009, forging a host of new partnerships and alliances that will contribute to future growth and profitability. These included pacts with Patni and Syncroness to improve R&D productivity; the creation of the Bardy Innovation Center in concert with Gust Bardy, MD to drive breakthroughs in Primary Care medicine; partnerships with Omron and Cambridge Heart to bolster the Company’s product portfolio; and development agreements with eClinicalWorks, Epic, Medent, and Sage to broaden the Company’s interoperability with leading electronic medical record systems (EMRs).
Outlook
The Company expects revenue for 2010 to be in a range between $150 and $160 million. This revenue range includes expected robust growth in cardiac monitoring revenue in the second half of the year, driven by several new product releases. These gains may be partially offset by a possible decline in AED revenue due to recent quality issues, the market re-entry of a significant competitor and reduced sales in Japan until a new distributor is in place.
The Company expects revenue in the first quarter of 2010 to be in a range between $32 and $35 million. As previously announced, first quarter revenues have been adversely impacted by recently announced voluntary corrective actions relating to the Company’s AED products. Based on this range of revenue, the Company expects to incur a net loss for the first quarter in a range between $8.0 and $9.0 million. Adjusted EBITDA for the first quarter of 2010 is expected to be in a range between negative $5.5 and negative $6.5 million.
Non-GAAP and Pro Forma Financial Information
This news release contains a discussion of EBITDA, Adjusted EBITDA, and Pro Forma Gross Margin which are non-GAAP financial measures provided as a complement to results provided in accordance with U.S. generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure defined as earnings before net interest, income taxes, depreciation, and amortization. “Adjusted EBITDA” refers to EBITDA before stock-based compensation, impairment of goodwill and costs associated with the voluntary corrective actions. “Pro Forma Gross Margin” refers to Gross Profit before costs associated with the voluntary corrective actions as a percentage of Total Revenues. These measures are a substitute for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies. EBITDA and Adjusted EBITDA are an integral part of the internal management reporting and planning process and are the primary measures used by management to evaluate the operating performance of the Company. The components of these measures include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors. Pro Forma Gross Margin is being presented because of the impact of the extraordinary charges related to the voluntary corrective actions on the Company’s Gross Margin for 2009. Presentation of the Gross Margin excluding this charge allows for a comparison of the Company’s performance on a basis that management believes is more consistent from period to period. Reconciliations of EBITDA and Adjusted EBITDA to net income, and Pro

Forma Gross Margin to Gross Margin, the most comparable GAAP measures, are contained in this press release.
Conference Call Information
Cardiac Science will conduct a conference call at 4:30 p.m. Eastern Standard Time today to discuss the Company’s financial results for the fourth quarter. The call will be hosted by Dave Marver, president and chief executive officer, and Mike Matysik, senior vice president and chief financial officer.
To access the conference call, please dial 888.549.7880 and reference conference ID 4252130. Callers outside the U.S. can dial 480.629.9868. The call will also be webcast live at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at 800.406.7325 for U.S. callers or 303.590.3030 for those calling from outside the U.S. The password required to access the replay is 4252130#. An archived webcast will also be available at www.cardiacscience.com for 90 days.
About Cardiac Science
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AED), electrocardiograph devices (ECG/EKG), cardiac stress test treadmills and systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The Company sells a variety of related products and consumables and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. The Company distributes its products in nearly 100 countries worldwide, with operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit http://www.cardiacscience.com.
Forward-Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future financial results and condition, actual costs of the voluntary corrective actions, potential negative impact on future sales of AED products resulting from the announced voluntary corrective actions and anticipated new product introductions. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results and performance may vary significantly from those expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks include those with respect to the quality of processes, products and services and the implementation of voluntary corrective actions or those taken at the request of regulatory authorities relating to the business, challenging economic conditions, increased competition, and potential delays in or challenges impacting introductions of new products, as well as those more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2008, as updated by subsequent quarterly reports on Form 10-Q. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.

For more information,

Company Contact:	Investor Contact:	Media Contact:

Mike Matysik	Matt Clawson	Christopher Gale
Cardiac Science Corporation	Allen & Caron	EVC Group Inc.
Senior Vice President and CFO	949.474.4300	646.201.5431
425.402.2009	matt@allencaron.com	203.570.4681
		cgale@evcgroup.com
LOGO: http://www.cardiacscience.com/images/main_logo.gif
CSCX-F
– Tables to Follow –

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2009		2008
	$	%	$	%

Revenues:
Cardiac monitoring products	$13,216	31.3%	$16,943	33.2%
Defibrillation products	24,456	58.0%	29,575	57.9%

Total product revenues	37,672	89.3%	46,518	91.1%
Service	4,514	10.7%	4,538	8.9%

Total revenues	42,186	100.0%	51,056	100.0%

Cost of revenues:
Products	18,847	50.0%	21,929	47.1%
Corrective action costs	2,500	5.9%	—	0.0%
Service	3,181	70.5%	3,124	68.8%

Total cost of revenues	24,528	58.1%	25,053	49.1%

Gross profit:
Products	16,325	43.3%	24,589	52.9%
Service	1,333	29.5%	1,414	31.2%

Gross profit	17,658	41.9%	26,003	50.9%

Operating expenses:
Research and development	3,592	8.5%	4,664	9.1%
Sales and marketing	13,655	32.4%	12,563	24.6%
General and administrative	7,598	18.0%	6,849	13.4%
Impairment of goodwill	—	0.0%	107,671	210.9%

Total operating expenses	24,845	58.9%	131,747	258.0%

Operating loss	(7,187)	-17.0%	(105,744)	-207.1%

Other income (loss):
Interest income	11	0.0%	55	0.1%
Other income (loss), net	(453)	-1.1%	529	1.0%

Total other income (loss)	(442)	-1.0%	584	1.1%

Loss before income tax benefit:	(7,629)	-18.1%	(105,160)	-206.0%
Income tax benefit	101	0.2%	152	0.3%

Net loss	(7,528)	-17.8%	(105,008)	-205.7%
Less: Net income attributable to noncontrolling interests	(279)	-0.7%	(194)	-0.4%

Net loss attributable to Cardiac Science Corporation	$(7,807)	-18.5%	$(105,202)	-206.1%

Net loss per share attributable to Cardiac Science Corporation:
Basic	$(0.33)		$(4.58)
Diluted	$(0.33)		$(4.58)
Weighted average shares outstanding:
Basic	23,472,451		22,957,378
Diluted	23,472,451		22,957,378

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Twelve Months Ended December 31,
	2009		2008
	$	%	$	%

Revenues:
Cardiac monitoring products	$53,378	34.0%	$65,556	31.8%
Defibrillation products	85,858	54.7%	121,946	59.2%

Total product revenues	139,236	88.8%	187,502	91.0%
Service	17,612	11.2%	18,651	9.0%

Total revenues	156,848	100.0%	206,153	100.0%

Cost of revenues:
Products	68,108	48.9%	91,189	48.6%
Corrective action costs	21,000	13.4%	—	0.0%
Service	12,557	71.3%	12,681	68.0%

Total cost of revenues	101,665	64.8%	103,870	50.4%

Gross profit:
Products	50,128	36.0%	96,313	51.4%
Service	5,055	28.7%	5,970	32.0%

Gross profit	55,183	35.2%	102,283	49.6%

Operating expenses:
Research and development	14,950	9.5%	16,426	8.0%
Sales and marketing	48,047	30.6%	50,733	24.6%
General and administrative	26,134	16.7%	22,417	10.9%
Impairment of goodwill	—	0.0%	107,671	52.2%

Total operating expenses	89,131	56.8%	197,247	95.7%

Operating loss	(33,948)	-21.6%	(94,964)	-46.1%

Other income:
Interest income	66	0.0%	489	0.2%
Other income, net	102	0.1%	635	0.3%

Total other income	168	0.1%	1,124	0.5%

Loss before income tax expense:	(33,780)	-21.5%	(93,840)	-45.5%
Income tax expense	(42,462)	-27.1%	(4,093)	-2.0%

Net loss	(76,242)	-48.6%	(97,933)	-47.5%
Less: Net income attributable to noncontrolling interests	(755)	-0.5%	(451)	-0.2%

Net loss attributable to Cardiac Science Corporation	$(76,997)	-49.1%	$(98,384)	-47.7%

Net loss per share attributable to Cardiac Science Corporation:
Basic	$(3.31)		$(4.30)
Diluted	$(3.31)		$(4.30)
Weighted average shares outstanding:
Basic	23,263,717		22,869,920
Diluted	23,263,717		22,869,920

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$26,866	$34,655
Accounts receivable, net	24,228	31,665
Inventories	23,581	24,692
Deferred income taxes	—	8,366
Prepaid expenses and other current assets	3,702	3,144

Total current assets	78,377	102,522

Other assets	872	428
Machinery and equipment, net of accumulated depreciation	8,406	6,994
Deferred income taxes	31	28,452
Intangible assets, net of accumulated amortization	27,988	31,278
Investments in unconsolidated entities	386	534

Total assets	$116,060	$170,208

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	11,030	12,711
Accrued liabilities	12,216	13,535
Warranty liability	4,028	3,796
Deferred revenue	7,919	7,918
Corrective action liabilities	15,249	—

Total current liabilities	$50,442	$37,960

Deferred income taxes	5,389	—

Total liabilities	$55,831	$37,960

Equity:
Cardiac Science Corporation shareholders’ equity	58,936	131,703
Noncontrolling interests	1,293	545

Total equity	60,229	132,248

Total liabilities and equity	$116,060	$170,208

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	December 31,
	2009	2008

Operating Activities:
Net loss	$(7,528)	$(105,008)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	758	658
Depreciation and amortization	1,632	1,550
Impairment of goodwill	—	107,671
Deferred income taxes	(16)	(862)

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	5,774	(1,326)
Inventories	2,421	(1,199)
Prepaid expenses and other assets	(3,090)	(530)
Accounts payable	(726)	284
Accrued liabilities	(357)	2,211
Warranty liability	167	(578)
Corrective action liabilities	(3,251)	—
Deferred revenue	132	(288)

Net cash provided by (used in) operating activities	(4,084)	2,583

Investing Activities:
Maturities of short-term investments	—	845
Purchases of machinery and equipment	(1,168)	(1,486)
Cash paid for acquisitions	—	(159)

Net cash used in investing activities	(1,168)	(800)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	95	216
Minimum tax withholding on restricted stock awards	(18)	(95)
Purchase of shares from noncontrolling interest	—	(90)

Net cash provided by financing activities	77	31

Effect of exchange rate changes on cash and cash equivalents	413	246

Net change in cash and cash equivalents	(4,762)	2,060
Cash and cash equivalents, beginning of period	31,628	32,595

Cash and cash equivalents, end of period	$26,866	$34,655

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Twelve Months Ended
	December 31,
	2009	2008

Operating Activities:
Net loss	$(76,242)	$(97,933)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	2,645	2,173
Depreciation and amortization	6,294	6,327
Impairment of goodwill	—	107,671
Deferred income taxes	42,215	3,093

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	8,939	(2,825)
Inventories	1,100	(2,877)
Prepaid expenses and other assets	(2,545)	(645)
Accounts payable	(1,511)	(543)
Accrued liabilities	(1,320)	2,940
Warranty liability	232	585
Corrective action liabilities	15,249	—
Deferred revenue	1	(223)

Net cash provided by (used in) operating activities	(4,943)	17,743

Investing Activities:
Purchases of short-term investments	—	(845)
Maturities of short-term investments	—	1,195
Purchases of machinery and equipment	(3,856)	(3,911)
Purchases of intangibles	(370)	—
Proceeds from repayment of notes	110	38
Cash paid for acquisitions	(54)	(739)

Net cash used in investing activities	(4,170)	(4,262)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	992	1,103
Minimum tax withholding on restricted stock awards	(128)	(244)
Purchase of shares from noncontrolling interest	—	(90)

Net cash provided by financing activities	864	769

Effect of exchange rate changes on cash and cash equivalents	460	246

Net change in cash and cash equivalents	(7,789)	14,496
Cash and cash equivalents, beginning of period	34,655	20,159

Cash and cash equivalents, end of period	$26,866	$34,655

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Loss Attributable to Cardiac Science Corporation to
	Adjusted EBITDA
	Three Months Ended		Three Months Ended
	December 31, 2009		December 31, 2008
		% of revenue		% of revenue

Net loss attributable to Cardiac Science Corporation	$(7,807)	-18.5%	$(105,202)	-206.1%
Depreciation and amortization	1,632	3.9%	1,550	3.0%
Interest income	(11)	0.0%	(55)	-0.1%
Income tax benefit	(101)	-0.2%	(152)	-0.3%

EBITDA	(6,287)	-14.9%	(103,859)	-203.4%

Stock-based compensation	758	1.8%	658	1.3%
Corrective action costs	2,500	n/m	—	n/m
Impairment of goodwill	—	n/m	107,671	n/m

Adjusted EBITDA	$(3,029)	-7.2%	$4,470	8.8%

	Reconciliation of Net Loss Attributable to Cardiac Science Corporation to
	Adjusted EBITDA
	Twelve Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2008
		% of revenue		% of revenue

Net loss attributable to Cardiac Science Corporation	$(76,997)	-49.1%	$(98,384)	-47.7%
Depreciation and amortization	6,294	4.0%	6,327	3.1%
Interest income	(66)	0.0%	(489)	-0.2%
Income tax expense	42,462	27.1%	4,093	2.0%

EBITDA	(28,307)	-18.0%	(88,453)	-42.9%

Stock-based compensation	2,645	1.7%	2,173	1.1%
Corrective action costs	21,000	n/m	—	n/m
Impairment of goodwill	—	n/m	107,671	n/m

Adjusted EBITDA	$(4,662)	-3.0%	$21,391	10.4%

	Reconciliation of Gross Margin to Pro Forma Gross Margin
	Three Months Ended		Three Months Ended
	December 31, 2009		December 31, 2008
		% of revenue		% of revenue

Gross profit	$17,658	41.9%	$26,003	50.9%
Corrective action costs	2,500	5.9%	—	0.0%

Pro forma gross profit	$20,158	47.8%	$26,003	50.9%

	Reconciliation of Gross Margin to Pro Forma Gross Margin
	Twelve Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2008
		% of revenue		% of revenue

Gross profit	$55,183	35.2%	$102,283	49.6%
Corrective action costs	21,000	13.4%	—	0.0%

Pro forma gross profit	$76,183	48.6%	$102,283	49.6%

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